Exhibit 10.21

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”), dated 18 June 2024, is entered into by and among (i) NACS, LLC, a Delaware limited liability company (“NACS”), (ii) ScanTech Identification Beam Systems, LLC, a Delaware limited liability company (“ScanTech”), and (iii) Taylor Frères Americas LLP (“TFA” and, together with its affiliates, including, without limitation, TFGS Holding VII LLC, the “TF Parties”), collectively referred to herein as the “Parties.”

RECITALS

A.           On January 1, 2015, ScanTech and a prior affiliate of TFA entered into that certain engagement letter agreement, which was claimed to be amended by email correspondence on or about October 13, 2016 and in either event was transferred and assigned by the aforesaid affiliate to TFA effective 01 January 2017, and thereafter claimed to be further amended by email correspondence on March 14, 2019 and June 24, 2019 (as claimed to be amended, the “Engagement Letter”). The Engagement Letter contemplated, among other things, (x) various payments and (y) issuances or transfers of ScanTech equity securities, in each case to a TF Party, in exchange for providing certain services to ScanTech and other consideration, as further described therein.

B.           On September 5, 2023, ScanTech entered into a Business Combination Agreement (as amended from time to time, the “BCA”) with Mars Acquisition Corp., a Cayman Island exempted company (“Mars”), ScanTech AI Systems Inc., a Delaware corporation and a wholly owned subsidiary of Mars (“Pubco”) and the other parties thereto (the “Transaction”).

C.           In connection with ScanTech’s ongoing restructuring and reorganization activities, the Parties wish to settle and resolve any and all claims arising from or related to the Engagement Letter (as set forth herein) and the TF Parties’ other dealings with NACS, ScanTech, John Redmond (the controlling member of NACS and the Chairman of ScanTech) and their Affiliates (as defined in the BCA and subject to exclusions as set forth herein) (together, the “Settled Claims”) upon the following terms:

AGREEMENT

In consideration of the following mutual promises, covenants and conditions, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.           Good Faith Deposit. Upon the execution of this Agreement, ScanTech shall pay to TFA or its nominee the sum of Thirty-Five Thousand Dollars ($35,000.00) by wire transfer on the date of this Agreement to a bank account designated by TFA. ScanTech shall further procure for an additional payment of Fifteen Thousand Dollars ($15,000.00) to be made via wire transfer on or before 26 July 2024 (together with the $35,000 payment the “Good Faith Deposit”).

2.           ScanTech Equity. The Parties hereby acknowledge that, upon the execution of this Agreement, (i) TFA owns an amount of Series B Units of ScanTech currently representing seven percent (7.00%) of all outstanding Series B Units of ScanTech (inclusive of an amount of Series B Units of ScanTech transferred, or to be transferred upon execution of this Agreement, from NACS as described in the Engagement Letter, which currently represents two percent (2%) of all outstanding Series B Units of ScanTech) (and TFA asserts, which ScanTech, for purposes of this Agreement, neither confirms nor denies, that all such Series B Units are subject to full-ratchet anti-dilution protection), (ii) TFA owns an additional amount of Series B Units of ScanTech currently representing one percent (1.00%) of all outstanding Series B Units of ScanTech, which is being transferred upon execution of this Agreement from NACS (together with the units contemplated in clause (i), the “TF ScanTech Equity”), and (iii) TFA asserts, which ScanTech, for purposes of this Agreement, neither confirms nor denies, that it holds convertible indebtedness with an aggregate principal value of $3,115,000.00 and an aggregate outstanding balance of $7,624,939 as at 31 May 2024, and TFA further asserts, which ScanTech, for purposes of this Agreement, neither confirms nor denies, that such indebtedness is convertible at a fixed valuation of $45,882,000.00 at the closing of the Transaction (the “Closing”).

3.           In connection with the restructuring and reorganization of ScanTech, subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the parties, TFA hereby agrees and undertakes to accept at the Closing (i) 469,000 shares of common stock of Pubco (“Pubco Common Stock”) plus (ii) the greater of (x) 273,049 shares of Pubco Common Stock and (y) the number of shares of Pubco Common Stock to which TFA will be entitled at the Closing based upon full dilution of its current eight percent (8.00%) interest, in lieu of and in exchange for the obligations set forth in Paragraph 2; provided, however, that (a) all shares of Pubco Common Stock that will be issued to and received by TFA in exchange for the TF ScanTech Equity at the Closing (1) shall be covered by the Form S-4 Registration Statement (as defined in the BCA) and registered as at the date of issue, (2) shall not be subject to any lock-up or similar restriction on sale or transfer, and (3) shall be transferred to TFA’s designated brokerage account(s) and available for sale promptly upon the Closing, subject to prompt cooperation from the transfer agent (for the avoidance of doubt, ScanTech and/or its representatives shall make reasonable advance arrangements with the transfer agent to ensure the prompt transfer and delivery of the Pubco Common Stock to TFA’s (or its nominee’s) designated broker(s)); (b) with respect to calculations of dilution in connection with clause (ii)(y) above, the TF ScanTech Equity will be treated consistently and on a favored nations basis with equity interests currently owned by and among major equity holders of ScanTech (including, without limitation, the equity interests owned by NACS) in connection with the Closing (including with respect to any re-capitalization or similar restructuring of ScanTech completed in advance of the Closing), and (c) that TFA or its nominee(s) receive (as a holder of Pubco Common Stock) their pro-rata share of any future benefits and improvements owed to holders of Pubco Common Stock generally, if any, including, without limitation, distributions of additional Pubco Common Stock in connection with any applicable earnout provisions. Additionally, ScanTech has recorded an account payable to TFA on its books in the amount of $161,787.00, which account is hereby assigned to TFGS Holding VII LLC and shall be payable via wire transfer to TFGS Holding VII LLC in cash via wire transfer promptly upon the Closing.

4.           Tax Treatment. For U.S. federal income tax purposes, the Parties intend that the Mergers (as defined in the BCA), taken together, are intended to qualify as exchanges described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Intended Treatment”). Each Party agrees to report the Transaction consistently with the Intended Treatment for all income tax purposes and agrees not to take any position inconsistent therewith in any tax return, refund claim, litigation, or otherwise. Each Party agrees to notify the other promptly in writing if it becomes aware of any facts or circumstances that could reasonably be expected to cause the transaction to fail to qualify under the Intended Treatment. Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, the Parties hereby acknowledge that, as among the Parties, all of the shares of TF Pubco Stock issued to and received by TFA at the Closing contemplated in Section 2 and Section 3 shall be deemed to be issued in exchange for TFA’s current ownership of Series B Units of ScanTech (i.e., the TF ScanTech Equity) including, without limitation, TFA’s alleged right to additional issuances of equity securities of ScanTech (the “Anti-Dilution Right”) and alleged conversion of the secured debt obligations claimed by TFA, in each case as set forth in the Engagement Letter. As a material component of this Agreement, ScanTech acknowledges that the IRS Form K-1s it has produced in respect of the TF ScanTech Equity contain inaccuracies as to the holder of record and its taxpayer identification number, and ScanTech agrees (a) to issue and provide to TFA correct IRS Forms K-1 covering ScanTech tax years 2023 and 2024 at such time as related filings are made, as well as (b) to provide a notarized letter confirming the aforesaid errors with regard to the IRS Forms K-1 issued for ScanTech tax years 2017 to 2022.

5.           Sales of Pubco Common Stock. Upon the issuance and transfer of Pubco Common Stock to TFA or its nominee, TFA or its nominee shall instruct its designated broker(s) to use commercially reasonable efforts to minimize any adverse impact on the share price of Pubco Common Stock when completing any sale or other transfer of shares of TF Pubco Stock (including, but not limited to, a prohibition on engaging in sales of Pubco Common Stock on any day (the “Specified Day”) that, in aggregate, exceed twenty percent (20%) of the average daily trading volume of the Pubco Common Stock during the five (5) trading day period immediately prior to the Specified Day, subject to a reasonable margin of error, other than during the five to ten trading day period immediately following the issue and transfer of the subject securities, during which time the designated broker(s) shall be instructed to use their reasonable discretion based upon intraday trading volume, open interest, share price, and option spreads (if any), among other metrics).

6.           Attorneys’ Fees and Costs. Each Party agrees to bear its own attorneys’ fees and costs incurred in connection with the Settled Claims and other obligations hereunder.

7.           Release by TF Parties. Except as expressly provided for herein, each TF Party, on behalf of itself, its Affiliates, agents, securityholders, representatives, attorneys, advisors, employees, officers, managers, directors, partners, administrators, predecessors, successors, heirs and assigns, hereby fully and forever releases and discharges NACS, ScanTech, John Redmond and each of their Affiliates (excluding, for the avoidance of doubt, Seaport Group SIBS, LLC and its Affiliates) from any and all claims, demands, rights, obligations, liabilities and causes of action, known or unknown, contingent or non-contingent, liquidated or unliquidated, matured, anticipated or unanticipated, in any way arising from or related to the Settled Claims (including with respect to any (x) amounts that are currently due or may become payable to a TF Party or an Affiliate thereof, including, with limitation, amounts described or deemed to be expenses, reimbursements, indemnities, retainers, advisory, performance or transaction fees, principal or accrued interest under promissory notes, or otherwise, or (y) securities of ScanTech, Pubco or any of their Affiliates), except for those claims arising from the breach of, or enforcement of, this Agreement. The TF Parties acknowledge that, to the extent not already terminated, any Contract (as defined in the BCA) between any TF Party or its Affiliates, on the one hand, and ScanTech, NACS or any of their Affiliates, on the other hand, in effect as of the date hereof shall be deemed terminated as at the date of this Agreement and shall be of no further force or effect.

8.           Release by NACS and ScanTech. Each of NACS and ScanTech, on behalf of itself, its Affiliates, agents, securityholders, representatives, attorneys, advisors, employees, officers, managers, directors, partners, administrators, predecessors, successors, heirs and assigns, hereby fully and forever releases and discharges each TF Party and each of their Affiliates (including, without limitation, each TF Party’s officers and beneficial owners) from any and all claims, demands, rights, obligations, liabilities and causes of action, known or unknown, contingent or non-contingent, liquidated or unliquidated, matured, anticipated or unanticipated, in any way arising from or related to the Settled Claims, except for those claims arising from the breach of, or enforcement of, this Agreement. NACS and ScanTech acknowledge that, to the extent not already terminated and excluding this Agreement, any Contract (as defined in the BCA) between any TF Party or its Affiliates, on the one hand, and ScanTech, NACS or any of their Affiliates, on the other hand, in effect as of the date hereof shall be deemed terminated and shall be of no further force or effect.

9.           Non-Affiliate Status. ScanTech hereby confirms that, based on applicable Securities and Exchange Commission (SEC) regulations and definitions, none of TFA or its individual or corporate affiliates will be officers, directors or, to the knowledge of ScanTech, a holder of ten percent (10%) or more of any class of Pubco’s stock and none of said parties presently has or shall have direct or indirect control or influence over ScanTech or Pubco or their respective operations, and that as a result of these facts and based on ScanTech’s interpretation of applicable Securities and Exchange Commission (SEC) regulations and definitions, none of TFA or its individual or corporate affiliates meet the standards of or are designated as an "Affiliate" of ScanTech or Pubco. For purposes of this Agreement, "Affiliate" shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"). ScanTech shall promptly notify TFA in writing if it becomes aware of any circumstances or changes that present any appreciable risk whatsoever that TFA and/or any of its affiliates may be deemed an Affiliate of ScanTech or Pubco.

10.           Termination and Unwinding in the Event of Default or Failure to Close the Transaction. In the event that the Closing of the Transaction does not occur on or before 30 September 2024, which constitutes the Second Extension deadline as set forth in Amendment 3 to the BCA (the “Closing Period”) for any reason whatsoever or upon the occurrence of any Event of Default (as set forth below), this Agreement shall automatically terminate and the parties shall take all necessary actions to unwind the obligations and material effect hereof. Upon termination of this Agreement pursuant to this Section 10, (a) any consideration, excluding the Good Faith Deposit and any other cash payments to TFA but including, without limitation, shares or other assets exchanged between the parties in anticipation of the Closing of the Transaction shall be promptly returned to the respective parties, (b) each party shall take all commercially reasonable steps to return any confidential information or proprietary materials received from the other party, and to destroy any copies thereof, and (c) the parties shall cooperate in good faith to execute any documents or take any actions necessary to unwind the effect of this Agreement and to restore the parties to their respective positions as they were prior to the execution of this Agreement. Upon termination of this Agreement pursuant to this Section 10, each party shall be released from all obligations and liabilities under this Agreement, except for those obligations that expressly survive termination as set forth herein. The provisions of this Section 10, and any other provisions of this Agreement that by their nature are intended to survive termination, shall survive any termination or expiration of this Agreement. Except as provided in this Section 10, no party shall have any further liability to the other party arising out of the termination of this Agreement pursuant hereto, provided that nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination. If it becomes apparent that the Transaction will not close within the Closing Period, ScanTech agrees to promptly notify TFA and the parties hereby agree to discuss in good faith any possible extensions or amendments to this Agreement in the discretion of TFA, approval of which shall not be unreasonably withheld. For the avoidance of doubt, in any Event of Default, this Agreement shall be null and void and TFA shall retain all of its rights as they were prior to the execution of this Agreement.

12.           Cooperation with Related-Party Transactions. ScanTech agrees to provide reasonable support and assistance to TFA with respect to portfolio and estate planning and other transactions requiring the transfer of TFA’s interests in Pubco to related parties, including, without limitation, beneficial owners, trusts, and/or entities related to TFA and/or its beneficial owners. Upon reasonable request, ScanTech and TFA (and any of its applicable transferees) shall provide all necessary documentation and cooperate in the execution of documents required to facilitate such transfers, ensuring compliance with applicable laws, regulations, and company policies, each as reasonably optimized for tax planning purposes. ScanTech’s obligations under this Section 12 shall continue for as long as TFA or any affiliate of TFA maintains any interest in Pubco or any successor to Pubco, ensuring ongoing support for any future portfolio or estate planning or related party transfer needs.

13.           Representations and Warranties of ScanTech and NACS. Each of the parties named below represents and warrants to TFA and its affiliates (in each case as applicable to itself and not as to any other party) that the following are true, correct and complete as of the date hereof:

(a)	ScanTech’s liabilities, duties and obligations shall continue to be binding upon ScanTech (as a wholly-owned subsidiary of Pubco) immediately after the Closing. ScanTech shall cause Pubco to issue the shares of Pubco Common Stock to TFA as expressly contemplated in this Agreement.

(b)	Foreign Assets Control Regulations and Anti-Money Laundering. Each of ScanTech and NACS is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. Neither ScanTech or NACS, nor any director, officer, employee, (to the knowledge of the respective parties) agent, or (to the knowledge of the respective parties) affiliate of ScanTech or NACS or any subsidiary thereof is an individual or entity (each, a “Designated Person”) that is, or is owned or controlled by Designated Persons that are, the subject of any list-based or territorial sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant and applicable governmental sanctions authority (collectively, “Sanctions”).

(c)	Patriot Act; FCPA. Each of ScanTech and NACS and each Subsidiary of each respective party is in compliance in all material respects with, as applicable, (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. Neither ScanTech nor NACS nor any of their respective subsidiaries, nor, to the knowledge of either party, any director, officer, agent, employee or other person acting on behalf of either party or any of its subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other applicable anti- corruption law. No part of the proceeds of any transaction contemplated herein shall be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or any other applicable anti-corruption law.

14.          Events of Default.      Any of the following shall constitute an “Event of Default”:

(a)	Non-Payment or Failure to Issue and Transfer Shares. If ScanTech fails (i) to promptly pay any portion of the Good Faith Deposit when due under this Agreement and/or the $161,787.00 amount due and owing at the Closing, or (ii) to promptly issue, record, and transfer units of TF ScanTech Equity and/or a minimum of 742,049 registered and unrestricted shares of Pubco Common Stock to TFA or its designated nominee(s) as set forth herein; or

(b)	Breach of Representation or Warranty. (i) Any representation or warranty by any party made in this Agreement, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on the date hereof or as of the date made or deemed made and (ii) the other party has provided prompt written notice (upon discovery) to the party making such representation or warranty to declare an Event of Default due to such inaccuracy; or

(c)	Specific Defaults. (i) ScanTech or Pubco fails to perform or observe any term, covenant, or agreement contained in this Agreement in any material respect and (ii) TFA has provided prompt written notice (upon discovery) to such breaching party to declare an Event of Default due to such failure (provided, that, with respect to any term, covenant or agreement not referenced in Section 14(a), ScanTech or Pubco (as applicable) shall have the opportunity to cure such breach in the thirty (30) day period beginning upon the receipt of such notice); or

(d)	Insolvency; Voluntary Proceedings. Prior to the transfer of the Pubco Common Stock to TFA or its nominee(s) and for a period of one hundred eighty (180) days thereafter, any of ScanTech or Pubco or any successor of either party commences any Insolvency Proceeding with respect to itself (“Insolvency Proceeding” shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.) or any other insolvency, liquidation, or other similar proceeding); or

(e)	Involuntary Proceedings. Prior to the transfer of the Pubco Common Stock to TFA or its nominee(s) and for a period of one hundred eighty (180) days thereafter, (i) any involuntary Insolvency Proceeding is commenced or filed against either ScanTech or Pubco or any successor of either party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such party’s assets or property, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within ninety (90) days after commencement, filing or levy or (ii) either ScanTech or Pubco or any successor of either party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar party for itself or a substantial portion of its assets or property or business.

14.	Miscellaneous Provisions

14.1         Each Party hereto has had a reasonable and sufficient opportunity to consult with independent counsel concerning the nature, scope, and effect of all the terms hereof. The Parties hereto acknowledge that they executed this Agreement freely and voluntarily and under no threat, menace, coercion or duress, whether economic or physical from any party. The Parties further acknowledge that they executed this Agreement acting on their independent judgment and/or upon the advice of their respective counsel, without any representation, express or implied, or any kind from any other party, except as specifically set forth herein. Each Party will keep the terms of this Agreement confidential, except (i) from the parties to the BCA and its and their officers, directors, employees and professional service providers who, in each case, have a “need to know” to implement the terms of this Agreement, (ii) to enforce the terms of the Agreement, and (iii) as required by applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system). Notwithstanding these confidentiality provisions, ScanTech unconditionally agrees to instruct its legal and accounting advisors immediately upon execution of this Agreement as to its obligations hereunder and to otherwise procure that any and all issuances of Pubco Common Stock contemplated hereunder shall be expressly identified and disclosed in each future (including, without limitation, any drafts and the final) Form S-4 Registration Statement submitted by ScanTech to the SEC, and that said shares shall be reflected in any and all depictions of ScanTech’s capitalization following execution of this Agreement (for so long as such reflection is required by applicable law and to the extent that such shares are still outstanding).

14.2           The Parties agree that, should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing the Agreement in favor of or against any Party hereto but rather by construing the terms of this Agreement fairly and reasonably in accordance with their generally accepted meaning.

14.3           The Parties agree that neither the making of this Agreement nor the acceptance of the benefits of this Agreement shall be deemed admissions by any of the parties of any fact, matter, fault, wrong-doing or liability.

14.4           This Agreement may be executed in one or more counterparts and when executed, the facsimile copies of said counterpart shall constitute a single valid agreement. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

14.5           This Agreement constitutes the entire fully integrated written agreement between the Parties with respect to the subject matter of this Agreement, and may not be modified or waived except by a writing duly executed on behalf of the Party to be bound by such waiver or modification.

14.6           If any term, provision, covenant or condition of this Agreement shall be held by a court of competent jurisdiction to be invalid, void or unenforceable, such decision shall not affect the validity of any remaining portion and the remainder shall stand in full force and effect and shall in no way be affected, impaired or invalidated.

14.7           This Agreement shall in all respects be interpreted in accordance with and governed by the laws of the State of Delaware and any action to enforce this Agreement shall be brought in the Delaware Court of Chancery (and if such court lacks jurisdiction, any other state or federal court located in the State of Delaware) (or in any appellate court thereof).

14.8           This Agreement shall be binding upon and inure to the benefit of the Parties hereto and of all officers, directors, agents, partners, successors, franchisees, subsidiaries, assigns, heirs, beneficiaries, executors and administrators of any Party.

14.9           Each individual executing this Agreement on behalf of the Parties acknowledges that he or she has the requisite authority and capacity to execute this Agreement and bind his or her corporation or entity.

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IN WITNESS WHEREOF, this Agreement is executed on the date set forth below.

NACS, LLC

By:	/s/ John Redmond
	Name:	John Redmond
	Title:	Manager

ScanTech Identification Beam Systems, LLC

By:	/s/ Dolan Falconer
	Name:	Dolan Falconer
	Title:	Chief Executive Officer and President

Taylor Frères Americas LLP

By:	/s/ Zachary Taylor
	Name:	Zachary Taylor
	Title:	Managing Partner